Exhibit 99(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-138554) of OneBeacon Insurance Group, Ltd. of our report dated June 26, 2008 relating to the financial statements of the OneBeacon 401(k) Savings and Employee Stock Ownership Plan (formerly the OneBeacon 401(k) Savings Plan), which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 26, 2008